                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Radyne ComStream Inc.:

We consent to the incorporation by reference in the registration statement to Form S-2 of Radyne ComStream Inc. of our report dated March 19, 1999, except for
Note 4, which is as of August 4, 1999, relating to the restated consolidated balance sheet of Radyne ComStream Inc. and subsidiaries as of December 31, 1998 and the related restated consolidated statements of operations, stockholders' capital deficiency and cash flows for the year then ended, which report appears in the December 31, 1998, annual report on Form 10-K/A of Radyne ComStream Inc. and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                                                  /s/ KPMG LLP

Phoenix, Arizona
November 9, 1999